Exhibit 99.3

FOR IMMEDIATE RELEASE
For More Information contact
John Heitkemper
(503) 294-3010 / Cell: (503) 703-1911

PYRAMID BREWERIES INC. TO ACQUIRE PORTLAND BREWING COMPANY OPERATIONS
Independent craft brewing pioneer bucks the “corporate” beer trend, strengthening its position in major West Coast markets

SEATTLE, WA-January 26, 2004-Seattle-based Pyramid Breweries, Inc. (NASDAQ: PMID) has entered into an agreement to acquire the brewing and brewery-restaurant operations of Portland-based Portland Brewing Company. In an ever-consolidating beer industry, the move is expected to strengthen Pyramid’s future without the necessity of forming alliances with multinational breweries. The combination of Portland Brewing and Pyramid’s operations is expected to create the West Coast’s third-largest craft brewer. The transaction will bring together key markets and products that complement rather than overlap, and is expected to enable the combined company to secure better distribution and retail presence without relinquishing the small-brewery creativity and spirit for which Pyramid Breweries and Portland Brewing are known.

In the transaction, Pyramid will acquire Portland Brewing’s brewery and brewery restaurant assets for total consideration of approximately $4.2 million, consisting of a combination of assumed liabilities, cash and, at Pyramid’s sole option, Pyramid common stock. The transaction is subject to approval by the shareholders of Portland Brewing and other customary closing conditions. Shareholders representing approximately 74% of Portland Brewing’s outstanding voting power are committed to vote in favor of the transaction. The transaction is expected to close late in the first quarter or early in the second quarter of 2004.

The deal brings together two pivotal players in today’s craft brewing industry. Pyramid Breweries, founded in 1984, is among America’s leading craft brewers, with a strong position across the West, particularly in Washington and California. Portland Brewing, founded in 1986 and best known for its flagship brand, MacTarnahan’s, has consistently ranked among Oregon’s top-five craft breweries. Pyramid estimates that with the acquisition of Portland Brewing’s operations, it will generate estimated annual revenue exceeding $46 million, operating three production breweries and five brewery-restaurants.

Pyramid is recognized for its innovative strategies and broad portfolio of craft beverages. The company operates its brewery-based Pyramid Alehouses for both branding and revenue in Seattle (adjacent Safeco Field), Sacramento, Berkeley and Walnut Creek. Pyramid was the first craft brewer to introduce year-round wheat beers, and its Apricot Ale is recognized as the cornerstone of the fruit beer category. Pyramid’s popular lineup includes Pyramid Hefeweizen, Pyramid Apricot Ale, Coastline Pilsner, Pyramid IPA and a selection of award-winning seasonals including Snow Cap Ale, Tilted Kilt Scotch Ale, Curve Ball Kolsch and Broken Rake Amber Ale. To compete in the non-alcoholic craft beverage segment, Pyramid acquired the Thomas Kemper Soda Company in 1997, since doubling the soda line’s revenue.

“The craft brewing business is very competitive and changes daily. To stay ahead, breweries must keep moving forward. Some breweries have chosen to go the route of aligning themselves with large, multinational, industrial brewers. We believe that approach can stifle creativity and lead to less choice for consumers. Our approach aligns two independent Northwest breweries and retains the creativity and integrity craft brewers are known for,” says Pyramid CEO Martin Kelly.

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Portland Brewing, which operates a brewery and restaurant in Northwest Portland, is recognized for its brewing creativity, solid brands and guerilla marketing expertise. The company first seized attention in the craft beer industry with MacTarnahan’s Amber Ale. Named after brewery patriarch Robert “Mac” MacTarnahan, MacTarnahan’s Amber Ale developed a strong following in Oregon and beyond, inspiring additional MacTarnahan’s beers including Black Watch Cream Porter and Highlander Pale Ale.

“This transaction will leverage complementary strengths-the creativity and strong Oregon distribution of Portland Brewing’s operations with Pyramid’s sales, marketing and distribution resources in Washington and California-to drive the success of both Portland Brewing and Pyramid brands,” says Portland Brewing CEO Jerome Chicvara.

About Pyramid:

Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers and sodas, produced under the Pyramid Ales & Lagers and Thomas Kemper brand names. Pyramid also owns and operates four breweries, located in Seattle, Washington and Berkeley, Walnut Creek and Sacramento, California, as well as four adjoining restaurants under the Pyramid Alehouse name. For more information, visit www.PyramidBrew.com.

Statements concerning the expected benefits of the transaction between Pyramid and Portland Brewing, future performance, developments or events, anticipated revenues, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties, including the risk of uncertainty in the marketplace pending the consummation of the transaction, the risk that Pyramid may have difficulty integrating Portland Brewing’s operations with its own or achieving the financial and operational synergies and other benefits anticipated from the transaction, the risk that the transaction may result in unforeseen liabilities, costs or expenses to Pyramid, the risk of adverse market reaction to the combination, and other risks which are described in Pyramid’s filings with the Securities and Exchange Commission, press releases and other communications. Actual events and results may differ materially from stated expectations.

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